UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2021

Onconova Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36020	22-3627252
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation or Organization)	File Number)	Identification No.)

375 Pheasant Run

Newtown, PA 18940

(267) 759-3680

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	ONTX	The Nasdaq Stock Market LLC
Common Stock Warrants	ONTXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2021, the Compensation Committee of the Board of Directors of Onconova Therapeutics, Inc. (the “Company”) approved cash-settled stock appreciation right (“SAR”) awards and cash-settled performance stock unit (“PSU”) awards to the Company’s employees, including each of the Company’s Chief Executive Officer and Chief Financial Officer. In determining the number of shares subject to the SAR and PSU awards for the Chief Executive Officer and Chief Financial Officer, the Compensation Committee consulted with Radford, the Company’s independent compensation consultant.

The SAR awards vest 33% on the first anniversary of the grant date and monthly thereafter for 24 months, subject to the officer’s continued employment or service through the applicable vesting dates, will be settled in cash, have a per-share base amount of $1.51, which was the closing sales price of a share of the Company’s common stock on February 17, 2021, and are in all cases subject to the terms and conditions of the Company’s form of Stock Appreciation Right Award Agreement. Each SAR subject to an SAR award represents the right to a cash payment equal to the excess, if any, of (i) the fair market value of each underlying share of the Company’s common stock, determined on the date of exercise of the SAR minus (ii) the base amount. Pursuant to the terms of the SAR awards, in no event may the cash payment for each SAR exceed $1.03, which is the maximum price per share of $2.54, minus the base amount of $1.51, subject to adjustment in accordance with the terms of the Stock Appreciation Right Award Agreement. The maximum price per share is the per-share value based on the Company’s market capitalization at approximately $600 million and the Company’s outstanding shares of common stock, which is currently 236,612,391 shares.

The PSU awards made to the officers will be earned and vested upon the Company’s attainment of certain performance goals, subject to the executive’s continued employment with the Company through each vesting date, as follows: (i) 20% of PSUs will vest upon the attainment of a new clinical program for the Company for an in-licensed compound, (ii) 20% of PSUs will vest upon obtaining the recommended phase 2 dose for a Company compound, (iii) 20% of PSUs will vest upon the first patient being enrolled in the ON123300 expansion cohort, (iv) 20% of PSUs will vest upon the first patient enrolled in a registrational study, and (v)  20% of the PSUs will vest upon attainment of registrational study topline data. The goals must be attained prior to the following expiration dates (“Expiration Date”): for the goals under (i), (ii) and (iii), December 31, 2022, for the goal under (iv), December 31, 2025, and for the goal under (v), June 30, 2028. In the event a performance goal is achieved prior to February 17, 2022, the vesting date for the portion of the PSUs that will vest based on the achievement of the applicable performance goal will be February 17, 2022. The PSUs will be settled in cash and are in all cases subject to the terms and conditions of the Company form of Performance Stock Unit Award Agreement. Pursuant to the terms of the PSU awards, the maximum cash amount payable to each officer with respect to each vested PSU subject to the officer’s PSU award cannot exceed maximum price per share of $2.54, subject to adjustment in accordance with the terms of the Performance Stock Unit Award Agreement. If a performance goal is not achieved on or before its corresponding Expiration Date, then all of the PSUs subject to such performance goal will be automatically forfeited as of such date.

The Compensation Committee approved the following SAR awards and PSU awards to the Company’s Chief Executive Officer and Chief Financial Officer:

		Number of Shares	Number of Shares
		Subject the SAR	Subject the PSU
Executive Officer	Position	Awards	Awards
Steven M Fruchtman, M.D.	President and Chief Executive Officer	706,000	706,000

Mark Guerin	Chief Financial Officer	301,000	301,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 19, 2021	Onconova Therapeutics, Inc.

	By:	/s/ MARK GUERIN
Name: Mark Guerin
Title: Chief Financial Officer